Exhibit 10.18

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) dated as of November 29, 2010 (the “Effective Date”), is made by and between Southern China Livestock, Inc., a Delaware corporation (the “Company”) and Pan Luping, a Chinese resident (the “Executive”) (collectively, the “Parties”).

WHEREAS, Executive is a party to an employment agreement dated as of April 1, 2010, with Southern China Livestock International, Inc., a wholly-owned subsidiary of the Company (the “Subsidiary Employment Agreement”) ; and

WHEREAS, Executive has been elected as the Company’s chief executive officer; and

WHEREAS, the Company believes that it is in the best interest of the Company for Executive to be a party to an employment agreement with the Company; and

WHEREAS, Executive is willing to enter into an employment agreement with the Company, which will replace the Subsidiary Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.  EMPLOYMENT AND TERM.

1.1
Position and Duties. Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as its chief executive officer during the Term, as hereinafter defined.  In this capacity, he will report to the Company’s board of directors.  His duties will include the duties normally associated with the chief executive officer of a publicly traded company which is a smaller reporting company.  Executive shall also perform such other duties, consistent with his position as chief executive officer, as shall be assigned to him by the Company’s board of directors.  If elected, Executive shall serve as a member of the board of directors of the Company and any subsidiaries of the Company.

1.2
Term.  This Agreement shall have a term (the “Term”), which shall have an initial term which commences on the date of this Agreement and will end on March 31, 2012 and shall continue on a month to month basis thereafter unless terminated by either party on not less than 30 days’ notice prior to the expiration of the initial term or any extension, unless otherwise terminated earlier as provided in this Agreement.

1.3
Executive’s Performance.  Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company and shall devote his full business time and efforts to the business of the Company.

2.  COMPENSATION.

2.1
Base Salary.  In consideration of the services to be rendered pursuant to this Agreement during the Term, the Company hereby agrees to pay the Executive a minimum annual salary of RMB Two Hundred Thousand (RMB 200,000, equivalent of US $29,268) (the “Base Salary”), payable in equal monthly installments in accordance with the usual practice of the Company.  The Executive’s Base Salary shall be increased from time to time at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).  Unless the Compensation Committee otherwise determines, the Base Salary shall include Executive’s services as a director of the Company and its subsidiaries.  Executive’s salary shall be paid in RMB, and the amount in United States dollars is provided for information purposes only.

2.2
Bonus. In addition to the Base Salary, the Executive may receive a discretionary performance bonus at the end of the Company’s fiscal year, in an amount, if any, to be determined by the Compensation Committee in its sole discretion.

2.3	Equity Compensation. Executive shall be eligible to receive equity compensation in such form and in such amounts, if any, as may be determined by the Compensation Committee.

2.4
Vacation. The Executive shall be entitled to 25 days of paid vacation during each full calendar year of the Term (and a pro rata portion of any period of the Term which is less than a full calendar year), provided that no single vacation may exceed two consecutive weeks in duration. Unused vacation may not be carried over to the successive years.

2.5
Benefits. The Company hereby agrees to provide the Executive with any and all other Executive or fringe benefits in accordance with their terms and conditions which the Company makes available for its other executives.  In determining Executive’s eligibility for benefits, the Executive’s employment with the Company shall be deemed to have commenced on the first day of Executive’s employment with any of the Company’s subsidiaries, regardless of whether such subsidiary was a subsidiary at the time of the Executive’s employment.

2.6
Matters in Discretion of the Compensation Committee.  Executive understands that any matters relating to Executive’s compensation other than expressly provided in this Agreement shall be in the discretion of the Compensation Committee, and no commitment has been made to Executive with respect to any future compensation or other awards or benefits.

3.
BUSINESS EXPENSES.  During the Term, the Company shall pay or reimburse the Executive for all reasonable and necessary travel (at business class level for international flights), lodging and other business expenses actually incurred in the performance of the duties hereunder and in accordance with the Company’s expense reimbursement policy applicable to senior executives from time to time in effect, upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of the Executive.

4.	TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur.

4.1	Death. The employment of Executive shall terminate upon his death.

4.2
Disability.  At any time during the Term, the Company may terminate this Agreement and the Executive’s employment with the Company because of the Executive’s Disability, on 15 days prior written notice.  For purposes of this Agreement, “Disability” shall mean an inability by the Executive to perform a substantial portion of the Executive’s duties hereunder by reason of physical or mental incapacity or disability for a total of ninety (90) days or more in any consecutive period of three hundred and sixty five (365) days, as determined by the Compensation Committee in its good faith judgment.

4.3
With Cause.  The Company may terminate Executive’s employment at any time for Cause. “Cause” shall mean (a) Executive’s conviction (including conviction on a nolo contendere or equivalent plea) of any felony or any other crime involving fraud, dishonesty, drugs or other illegal substances or moral turpitude; (b) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute; (c) substantial and repeated failure to perform duties as reasonably directed by the Board of Directors; (d) negligence or willful misconduct with respect to the Company or any of its subsidiaries; or (e) any breach of the provisions of Section 6 of this Agreement; provided, however, that the Company shall not terminate Executive’s employment for Cause unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such Cause, and such factors shall not have been cured by the Executive within ten days after such notice or such longer period as may, in the reasonable determination by the Board of Directors, be necessary to accomplish the cure.

4.4	Without Cause. The Company may terminate Executive’s employment without Cause on 30 days written notice to Executive.

4.5
Resignation by the Executive for Good Reason. Executive may terminate his employment and this Agreement for Good Reason on 30 days written notice to the Company, which notice shall specify in reasonable detail the factors constituting Good Reason, and the factors constituting Good Reason shall not have been cured by the Company within 30 days after such notice or such longer period as may reasonably be necessary to accomplish the cure. “Good Reason” shall mean the occurrence of any of the following events:

4.5.1	the assignment to the Executive of any duties inconsistent in any material respect with his position of the Company’s chief executive officer;

4.5.2	a material breach by the Company of one or more provisions of this Agreement.

4.5.3
The Company requiring the Executive to be based at any location other than within fifty (50) miles of the Company's current executive office location, without Executive’s consent, except for requirements of travel on behalf of the Company's business.

4.6	Voluntary Resignation by the Executive. Executive may resign without Good Reason on 30 days written notice to the Company.

5.	CONSEQUENCES OF TERMINATION.

5.1
Termination without Cause or Resignation by the Executive for Good Reason.  Upon the termination of the Employment Term by the Company without Cause or Resignation by the Executive for Good Reason, the Company shall pay the Executive, at the rate(s) which would otherwise have been in effect pursuant to Section 2 herein, Executive’s Base Salary for the lesser of six months or the balance of the Term.  The Company shall also pay Executive any Base Salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the termination.

5.2
Termination for Death, Disability, with Causes or Voluntary Resignation. Upon termination of the Executive's employment upon his death pursuant to Section 4.1, as a result of his Disability pursuant to Section 4.2, for Cause pursuant to Section 4.3, or as a result of the voluntary resignation of the Executive pursuant to Section 4.6, the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

6.	PROTECTION OF THE COMPANY'S BUSINESS.

6.1	Confidentiality.

6.1.1
The Executive acknowledges that during the course of his employment by the Company (prior to and during the Term) he has and will occupy a position of trust and confidence. Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future Confidential Information.  “Confidential Information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage.  Executive agrees that he will not at any time use or disclose to any person any confidential information relating to Company except as in good faith deemed necessary by the Executive to perform his duties hereunder; provided, however, that nothing in this Section 6.1 shall be construed to prohibit Executive from using or disclosing such information if he can demonstrate that such information (i) became public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure or (ii) was disclosure that was authorized by the Company.  The term “Covered Person” shall include the Company, any subsidiaries and affiliates and any other person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

6.1.2
The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

6.1.3
In the event that any Confidential Information is required to be produced by the Executive pursuant to legal process (including judicial process or governmental administrative subpoena), the Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the confidential information.

6.1.4
The Executive realizes that any trading in Company’s common stock or other securities or aiding or assisting others in trading in Company’s common stock or other securities, including disclosing any non-public information concerning Company or its affiliates to a person who uses such information in trading in the Company’s common stock or other securities, may constitute a violation of federal and state securities laws.  Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws and shall not disclose any material non-public information except pursuant to a confidentiality agreement approved by the Company’s board of directors or by an officer designated by the board of directors.  Executive shall also comply with any black-out periods which may be adopted by the Board of Directors.  A black-out period is a period during which the Executive may not engage in any transactions in the Company’s securities.

6.1.5
The Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

6.2
Non-Competition.  Except as authorized by the Board of Directors, during the Term and for the one-year period following the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in any activities whether as a principal, partner, managing member, officer, director, consultant, financing source or in any other capacity on behalf or any business, regardless of the form of organization, that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive’s termination of employment or within one year of the Executive’s termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the “Business”). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

6.3
Non-Solicitation of Employees. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries or affiliates during the six month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

6.4
Non-Solicitation of Customers.  The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

6.5
Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”).  During the Employment Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under this Agreement.

6.6
Non-Disparagement.  The Executive shall not, and shall not induce others to, Disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, the Company’s or its subsidiaries’ employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Company or its subsidiaries (including any products or business plans or prospects), or (2) the business reputation of the Company or its subsidiaries, or any of their products, or their past or present officers, directors or employees.

6.7
Cooperation.  Subject to the Executive’s other reasonable business commitments, following the Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

6.8
Equitable Relief and Other Remedies.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 6 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

6.9
Liability. Notwithstanding the provisions in this Section 6 the Executive shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or willful or intentional misconduct of the Executive or any person or entity acting for or on behalf of the Executive.

7.
INDEMNIFICATION. The Company hereby agrees to indemnify and hold harmless the executive to the fullest extent permitted by the Delaware General Corporation Law and the Company’s certificate of incorporation and by-laws. The Company agrees to advance to the Executive, as and when incurred by the Executive, all costs and expenses arising from any claim as to which the Company is providing indemnification hereunder.  The Company and the Executive may enter into an indemnification agreement which sets forth in greater details the Company’s indemnification obligations to the Executive, which may expand, but not diminish, Executive’s indemnification rights.

8.
KEY-PERSON INSURANCE. The Company may, for its own benefit, in it sole discretion, maintain “key-person” life and disability insurance policies covering the Executive. The Executive shall cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company’s obtaining and maintaining such policies.

9.	REPRESENTATION BY THE EXECUTIVE.

9.1
The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

9.2	Executive further represents that, during the past five years:

9.2.1
No petition has been filed under the federal bankruptcy laws or any state insolvency law by or against, or a receiver, fiscal agent or similar officer has been appointed by a court for your business or property, or any partnership in which Executive was a general partner at or within two years before the time of such filing, or any corporation or business association of which Executive was an executive officer at or within two years before the time of such filing;

9.2.2	Executive has not been convicted in a criminal proceeding and is not the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

9.2.3
Executive has not been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

9.2.3.1
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

9.2.3.2	Engaging in any type of business practice; or

9.2.3.3	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

9.2.4
Executive has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting, for more than 60 days, his right to engage in any activity described in Section 11(b)(iii)(A) of this Agreement, or to be associated with persons engaged in any such activity.

9.2.5
Executive has not been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

9.2.6
Executive has not been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

10
NO ASSIGNMENT.  This Agreement is personal to each of the Parties.  Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

11
NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by messenger or overnight courier service which provides evidence of delivery or attempted deliver, (2) on the date of transmission, if delivered by facsimile provided that the recipient confirms receipt, or (3) on receipt delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

No.208 of Guihuayuan, Guanjingcheng,
Yujiang town, Yingtan city, Jiangxi province, 335200, PRC

If to the Company:

88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province
People’s Republic of China

With a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey, 07726
Attention: Kristina L. Trauger, Esq.
Tel.: (732) 409-1212
Fax: (732) 577-1188

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.
ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including the Subsidiary Employment Agreement, which is hereby terminated. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The covenants in Section 6 of this Agreement shall survive the termination of this Agreement as provided therein.  No provision of this Agreement may be modified, amended or waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and the Company in the case of a modification or amendment and by the party granting the waiver or discharge. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall not modify and shall not be deemed modified by any indemnification agreement between the Company and the Executive.

13.
SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.
SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

16.	GOVERNING LAW. This Agreement in its interpretation and application and enforcement shall be governed by the law of the State of Delaware, without regard to the conflicts of laws rules thereof.

17.
WITHHOLDING. The Company shall withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.
ARBITRATION. The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with Company shall be resolved exclusively through final and binding arbitration under the auspices of the Hong Kong Chamber of Commerce (“HKCC”) in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the HKCC.  The arbitration shall be held in Hong Kong.  There shall be three arbitrators: one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator.  Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings.  Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties.  The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them.  The arbitrators may grant any relief authorized by law for any properly established claim.  The Executive acknowledges that the purpose and effect of this Section 18 is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company.  Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

19.
NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SOUTHERN CHINA LIVESTOCK, INC.

/s/ Xu Dengfu
By:   Xu Dengfu
Title: Chairman of the Board

EXECUTIVE

/s/Pan Luping
Pan Luping